EXHIBIT 99



            FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2003

COLUMBIA, S.C., July 30, 2003 - First Citizens Bancorporation of South Carolina, Inc. (OTCBB-"FCBN") reports consolidated net income for the quarter ending June 30, 2003, of $10.30 million compared to $9.85 million for the corresponding quarter of 2002. Craig Nix, Chief Financial Officer stated, "the increase in net income was due to deposit growth, continued strength in the mortgage market, and the acquisition of First Banks, Inc. While net interest margin remains under pressure, the decline in net interest income experienced in the first quarter was mitigated in the second quarter by stronger internal earning asset growth and the acquisition of First Banks, Inc."

Total deposits as of June 30, 2003 were $3.57 billion compared to $3.12 billion as of June 30, 2002. Gross loans as of June 30, 2003 were $2.70 billion compared to $2.29 billion as of June 30, 2002. Total deposits and loans of $207,850 and $192,804, respectively, were purchased in the acquisition of First Banks, Inc. effective April 1, 2003.

Noninterest income was $15.39 million during the second quarter of 2003, an increase of $3.28 million over the same period of 2002. The increase was primarily due to increases in deposit-related income, mortgage income, and gain on the sale of investment securities.

Noninterest expense was $34.25 million during the second quarter of 2003, an increase of $2.89 million over the same period of 2002. The majority of the increase was due to higher personnel costs as a result of continued expansion of lines of business.

For the six months ended June 30, 2003, consolidated net income was $20.26 million compared to $21.02 million for the six months ended June 30, 2002.

Noninterest income was $28.59 million for the six months ended June 30, 2003, an increase of $5.29 million over the same period of 2002. The increase was primarily due to increases in deposit-related income, mortgage income, and gain on the sale of investment securities.

Noninterest expense was $66.33 million for the six months ended June 30, 2003, an increase of $5.72 million over the same period of 2002. The majority of the increase was due to higher personnel costs as a result of continued expansion of lines of business.

At its meeting held today, the Board of Directors of First Citizens Bancorporation of South Carolina, Inc. declared a second quarter common stock dividend of $0.35 per share, an increase of $0.10 per share, for shareholders of record as of August 15, 2003, payable August 25, 2003.

First Citizens Bancorporation of South Carolina, Inc., is a three-bank financial holding company headquartered in Columbia, South Carolina, with $4.15 billion in total consolidated assets as of June 30, 2003. For more information, visit the First Citizens web site at fcbsc.com.

CONDENSED STATEMENTS OF INCOME
(THOUSANDS, EXCEPT SHARE DATA; UNAUDITED)                          Quarter ended         Six months
                                                                      June 30,         ended June 30,
                                                                   2003      2002      2003      2002

Interest income                                                  $50,745   $52,571   $98,665   $105,540
Interest expense                                                  13,472    15,929    26,107     33,164
Net interest income                                               37,273    36,642    72,558     72,376
Provision for loan losses                                          2,425     2,571     3,363      3,461
Net interest income after provision for loan losses               34,848    34,071    69,195     68,915
Noninterest income                                                15,387    12,103    28,593     23,302
Noninterest expense                                               34,247    31,357    66,329     60,605
Income before income taxes                                        15,988    14,817    31,459     31,612


Income taxes                                                       5,691     4,964    11,199     10,590
Net income                                                       $10,297   $ 9,853   $20,260   $ 21,022
Net income per share                                             $ 11.28   $ 10.66   $ 22.19   $  22.73
Cash dividend per share                                          $  0.25   $  0.25   $  0.50   $   0.50
Profitability information (annualized):
Return on average assets                                            1.00%     1.07%     1.02%      1.16%
Return on average equity                                           12.99     13.90     13.02      15.13

Taxable-equivalent net yield on average interest-earning assets     3.97      4.36      4.02       4.37

CONDENSED BALANCE SHEETS
(THOUSANDS, EXCEPT SHARE DATA; UNAUDITED)
                                              June 30,     December 31,    June 30,
                                                2003           2002          2002

Cash and due from bank                       $  168,065   $     165,747   $  156,351
Federal funds sold                              152,215         121,626      138,000
Investment securities                           922,930         915,870      954,585
Loans                                         2,704,690       2,415,396    2,287,125
Reserve for loan losses                         (48,120)        (43,305)     (40,740)
Other assets                                    247,063         212,542      203,839
Total assets                                 $4,146,843   $   3,787,876   $3,699,160

Deposits                                     $3,573,675   $   3,276,008   $3,119,836
Other liabilities                               252,341         208,284      288,356
Shareholders' equity                            320,827         303,584      290,968
Total liabilities and shareholders' equity   $4,146,843   $   3,787,876   $3,699,160
Book value per share                         $   349.98   $      329.67   $   312.66

SELECTED  AVERAGE  BALANCES
(THOUSANDS, EXCEPT SHARE DATA; UNAUDITED)         Quarter ended              Six months
                                                    June 30,               ended June 30,
                                                2003         2002        2003          2002
Total assets                                 $4,130,999   $3,690,772  $3,986,965  $3,668,093
Investment securities                           947,474      946,180     929,595     927,102
Loans                                         2,648,775    2,247,930   2,528,331   2,244,930
Interest-earning assets                       3,793,182    3,395,737   3,661,653   3,367,966
Deposits                                      3,556,858    3,103,648   3,432,336   3,089,656
Interest-bearing liabilities                  3,149,516    2,840,224   3,040,634   2,837,940
Shareholders' equity                            318,033      284,230     313,831     280,181

     CONTACT: Craig L. Nix of First Citizens Bancorporation of South Carolina, Inc. at 803-733-2659


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